Exhibit 99.1

KIOR REPORTS THIRD QUARTER 2012 RESULTS

Columbus Facility Producing Renewable Oil

Proprietary BFCC Technology Working at Commercial Scale

Continued Progress in R&D Supports Yield Increases

PASADENA, Texas, November 8, 2012—KiOR, Inc. (NASDAQ: KiOR), a next-generation renewable fuels company, today announced its financial results for the third quarter ended September 30, 2012.

“I am pleased to announce that we have commenced operations at the Columbus facility and have produced a high quality oil that is in line with our specifications for upgrading into cellulosic gasoline and diesel,” said Fred Cannon, KiOR’s President and Chief Executive Officer. “More importantly, we believe the high quality of the oil from the Columbus facility validates KiOR’s proprietary biomass fluid catalytic cracking, or BFCC, technology at commercial scale. The facility’s performance to date not only meets our expectations based on our experience at our pilot and demonstration scale facilities, but also gives me confidence that we remain on track to upgrade our oil in order to ship America’s first truly sustainable cellulosic gasoline and diesel for American vehicles.”

“Furthermore, our research and development efforts continue to make progress increasing our yields and reducing our capital intensity. Our work continues on our next generation catalyst platform, which we believe can produce a yield of 72 gallons per bone dry ton of biomass when implemented at our full scale commercial facility in Natchez. Moreover, we believe that this catalyst platform will reduce the amount of coke made in our process by up to 25 percent, which would enhance the capital efficiency of our commercial facilities by giving us the ability to process up to 25 percent more feedstock without significant additional capital.” Cannon concluded.

Financial Results

Third quarter 2012 net loss was $27.0 million, or $0.26 per share, compared to a net loss of $23.0 million, or $0.22 per share, for the second quarter of 2012. Net loss for the third quarter of 2011 totaled $14.8 million, or $0.15 per share.

KiOR did not recognize revenue during the third quarter of 2012; its activities remained focused on commissioning and start-up of its first commercial facility in Columbus, research and development (R&D) designed to improve production yields, and obtaining necessary financing for its expansion plans.

Research and development ) expenses for the third quarter of 2012 totaled $8.7 million, a $0.1 million increase from the $8.6 million recorded in the second quarter of 2012 primarily as a result of higher stock-based compensation expense. Third quarter 2012 R&D expenses increased $0.4 million from third quarter 2011, also due to higher stock-based compensation expense.

General and administrative (G&A) expenses for the third quarter of 2012 were $17.4 million, an increase of $3.7 million from the second quarter of 2012, primarily due to commissioning and start-up activities related to the Columbus facility. Year-over-year expenses increased $11.5 million from the third quarter of 2011, mainly driven by $9.5 million higher Columbus related expenses, $1.6 million higher non-cash stock-based compensation expense, and higher consulting expenses.

Depreciation and amortization expenses for the third quarter of 2012 were $0.8 million, $0.1 million higher than depreciation and amortization expenses recorded in the second quarter of 2012 and $0.2 million higher than the third quarter of 2011.

Capital investment during the third quarter was $7.6 million, primarily related to KiOR’s initial-scale commercial production facility in Columbus.

KiOR had cash and cash equivalents of $74.3 million at September 30, 2012, which represents a $57.3 million decrease from the December 31, 2011 balance. This decrease was primarily driven by capital expenditures, operating uses of cash, and paying off previous business loans, partially offset by funding from the $75.0 million 4-year-term loan announced earlier this year. Net long-term debt stood at $112.5 million as of quarter-end.

Conference Call Information

The Company will discuss these results on a conference call scheduled for today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). Participants may join the conference call by dialing (877) 468-8808 (for U.S. and Canada) or (832) 412-2302 (International). The conference access code is 40025850 for all participants. To listen via live webcast, please visit the investor relations section of the Company’s website: http://investor.kior.com/events.cfm. An audio replay of the conference call will be available approximately two hours after the conclusion of the call and remain available until Thursday, November 15, 2012 at 11:59 p.m. Eastern Time (10:59 p.m. Central Time) and can be accessed by dialing (855) 859-2056 (for U.S. and Canada) or (404) 537-3406 (International). The conference call replay access code is 40025850 for all participants. A replay of the webcast will also be available in the investor relations section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About KiOR

KiOR is a development stage, next-generation renewable fuels company that has developed a unique two-step proprietary technology platform to convert abundant and sustainable non-food biomass into cellulosic gasoline, diesel and fuel oil. KiOR’s cellulosic fuels may be transported using existing distribution networks and are suitable for use in vehicles on the road today. KiOR strives to help ease dependence on foreign oil, reduce lifecycle greenhouse gas emissions and create high-quality jobs and economic benefit across rural communities.

KiOR’s shares are traded on NASDAQ under the symbol “KiOR.” For more information, please visit www.KiOR.com.

Forward-Looking Statements

This release contains “forward looking” statements regarding future results and events, including, without limitation, statements about: our potential to be the first U.S. commercial cellulosic diesel/gas producer in 2012, the performance of our next generation catalyst platform and the levels of our yield of gallons per bone dry ton of biomass, the timing of our commencement of production of cellulosic gasoline and diesel, the commercialization at our biomass-to-fuel facility in Columbus, Mississippi, potential future sales of our fuels products, and our anticipated future operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” intends,” “appears,” “estimates,” “projects,” “would,” “could,” “should,” “targets,” and similar expressions are also intended to identify forward looking statements. The forward looking statements in this press release involve a number of important risks and uncertainties. Our actual future results may differ significantly from the results discussed in the forward looking statements contained in this press release. Such factors and others are discussed more fully in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the United States Securities and Exchange Commission and as updated by our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, and in our other filings with the Securities and Exchange Commission. The “Risk Factors” discussion in the filings listed above is incorporated by reference in this press release. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results, levels of activity, performance or achievement may vary significantly from what we have projected. We specifically disclaim any obligation to update these forward looking statements in the future. These forward-looking statements should not be relied upon as representing our estimates or views as of any date subsequent to the date of this press release.

Contact Information:

For Investors:

Max Kricorian

Director of Finance

281-694-8811

Investor.relations@kior.com

For Media:

Kate Perez

Director of Corporate Communications & Public Relations

281-694-8831

Media@kior.com

KiOR, Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Operating expenses:

Research and development expenses	$(8,659)	$(8,269)	$(25,069)	$(23,251)

General and administrative expenses	(17,448)	(5,905)	(39,182)	(17,267)
Depreciation and amortization expenses	(849)	(598)	(2,229)	(1,684)

Loss from operations	(26,956)	(14,772)	(66,480)	(42,202)
Other income (expense), net:
Interest income	4	2	13	2
Interest expense, net of amounts capitalized	—	—	(274)	—
Loss from change in fair value of warrant liability	—	—	—	(6,914)

Other expense, net	4	2	(261)	(6,912)

Loss before income taxes	(26,952)	(14,770)	(66,741)	(49,114)

Income tax expense—current	—	—	—	—

Net loss	$(26,952)	$(14,770)	$(66,741)	$(49,114)
Deemed dividend related to the beneficial conversion feature of Series C convertible preferred stock	—	—	—	(19,669)

Net loss attributable to stockholders	$(26,952)	$(14,770)	$(66,741)	$(68,783)

Net loss per share of Class A common stock, basic and diluted	$(0.26)	$(0.15)	$(0.64)	$(0.73)

Net loss per share of Class B common stock, basic and diluted	$(0.26)	$(0.15)	$(0.64)	$(0.73)

Weighted-average Class A and B common shares outstanding, basic and diluted	104,805	101,724	104,085	46,096

KiOR, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$74,299	$131,637
Inventories	2,517	—
Prepaid expenses and other current assets	1,836	1,000

Total current assets	78,652	132,637
Property, plant and equipment, net	235,948	169,923
Intangible assets, net	2,384	2,233
Other assets	1,905	471

Total assets	$318,889	$305,264

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Current portion of long-term debt, net of discount	$10,701	$5,506
Accounts payable	4,918	6,496
Accrued capital expenditures	759	14,571
Accrued liabilities	6,004	2,648

Total current liabilities	22,382	29,221
Long-term debt, less current portion, net of discount	112,474	47,304
Other liabilities	174	—

Total liabilities	135,030	76,525

Total stockholders’ equity (deficit)	183,859	228,739

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$318,889	$305,264